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                                                      Exhibit  99.3

         AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT


     AMENDMENT NO. 1 (the "Amendment") to the REGISTRATION RIGHTS AGREEMENT, dated as of November 9, 1992 (the "Agreement"), made by and among Stanley Furniture Company, Inc., a Delaware corporation (the "Company"), ML-Lee Acquisition Fund II, L.P., a Delaware limited partnership, ML-Lee Acquisition Fund (Retirement Accounts) II, L.P., a Delaware limited partnership, ML-Lee Acquisition Fund, L.P., a Delaware limited partnership (collectively, the "ML-Lee Funds"), and the persons listed on
Schedule 1 thereto (the "Lee Stockholders", and together with the ML-Lee Funds, the "Lee Group"), and Schedule 2 thereto (the "Management Stockholders") is entered into as of June 27, 1997 between the Company, the Lee Group and the Management Stockholders.

     The ML-Lee Funds and certain other stockholders of the Company (the "Selling Stockholders") desire to sell shares of common stock, $.02 par value, of the Company (the "Shares") to the Company and the Company desires to purchase such Shares pursuant to a Stock Purchase Agreement to be entered between the Selling Stockholders and the Company (the "Stock Purchase Agreement"). The Company, the Lee Group and the Management Stockholders desire to amend the Agreement as set forth below in connection with the execution of the Stock Purchase Agreement and the transactions contemplated thereby.

     The parties hereby agree to amend the Agreement as follows:

1. Effective as of the Closing Date pursuant to the Stock Purchase Agreement (the "Closing Date"), Section 2.1(a) of the Agreement shall be amended by deleting the clause "provided, however, that the Lee Group and their successors, transferees and successive transferees shall be entitled to initiate only three Share Demand Registrations" in the first sentence thereof and by inserting "provided, however, that after the date of Amendment No. 1 to this Agreement, the Lee Group and their successors, transferees and successive transferees shall be entitled to initiate only one Share Demand Registration" in its place.

2. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                              STANLEY FURNITURE COMPANY, INC.



                              By:  s/Albert L. Prillaman
                                   Albert L. Prillaman
                                   President


                              THOMAS H. LEE, as the Lee Group
                              Representative



                              s/Thomas H. Lee


                              ALBERT L. PRILLAMAN, as the
                              Management Representative



                              s/Albert L. Prillaman